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                                                                     EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS






We consent to the inclusion in this registration statement on Form S-4 of L-3 Communications Corporation and subsidiaries of our report dated January 27, 2003 (except for the first paragraph of Recently Issued Accounting Standards in Note 2, for which the date is June 10, 2003) on our audits of the consolidated financial statements of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, which report appears in such registration statement.


We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this registration statement.




                                        /s/ PricewaterhouseCoopers LLP




New York, New York
June 10, 2003